Exhibit 10.4

DISTRIBUTION REINVESTMENT PLAN
OF
ARES SPORTS, MEDIA AND ENTERTAINMENT OPPORTUNITIES LP

AND

ARES SME O TE LP

(Effective April 29, 2025)

Ares Sports, Media and Entertainment Opportunities LP, a Delaware limited partnership (the “Fund”), and Ares SME O TE LP, a Delaware limited partnership (the “Feeder” and, together with the Fund, the “Partnership”) hereby adopt the following Distribution Reinvestment Plan (the “Plan”) with respect to distributions declared by Ares SME Management O GP LLC (the “General Partner”) on its limited partnership units, as applicable (the “Units”):

1.            Participation; Agent. The Partnership’s Plan is available to unitholders of record of the Units. SS&C GIDS, Inc. (“SS&C”) acting as agent for each participant in the Plan, will apply income dividends or capital gains or other distributions (each, a “Distribution” and collectively, “Distributions”), net of any applicable U.S. withholding tax, that become payable to such participant on Units (including units held in the participant’s name and Units accumulated under the Plan), to the purchase of additional whole and fractional Units for such participant.

2.            Eligibility and Election to Participate. Participation in the Plan is limited to registered owners of Units. The General Partner reserves the right to amend or terminate the Plan. Unitholders do not automatically participate in the Plan. Unless and until an election is made to participate in the Plan on behalf of such participating unitholder, such unitholder’s Distributions will not be applied to the Plan. If participating in the Plan, a unitholder is required to include all of the Units owned by such unitholder in the Plan.

3.            Procedure for Participation. A unitholder will become a participant if they elect to participate in the Plan by completing such election on their subscription agreement (each such unitholder, a “Participant”). Any unitholder may subsequently elect to become a Participant in the Plan by completing and executing an enrollment form or any appropriate authorization form as may be available from the Partnership or SS&C.

4.            Suitability. Each Participant is requested to promptly notify the Partnership in writing if the Participant experiences a material change in his or her financial condition, including the failure to meet the eligibility requirements set forth in the Partnership’s most recent applicable confidential private placement memorandum (the “Memorandum”) or if the Participant cannot make the other representations or warranties as set forth in the Memorandum or subscription agreement, enrollment form or other authorization form, such Participant will promptly so notify the Partnership in writing.

5.            Unit Purchases. When the Partnership declares a Distribution, SS&C, on the Participant’s behalf, will receive additional authorized Units from the Partnership either newly issued or repurchased from unitholders by the Partnership. The number of Units to be received when Distributions are reinvested will be determined by dividing the amount of the Distribution by the Partnership’s most recently available net asset value per Unit. There will be no sales load charged on Units issued to a Participant under the Plan. All Units purchased under the Plan will be held in the name of each Participant. In the case of unitholders, such as banks, brokers or nominees, that hold Units for others who are beneficial owners participating under the Plan, SS&C will administer the Plan on the basis of the number of Units certified from time to time by the record unitholder as representing the total amount of Units registered in the unitholder’s name and held for the account of beneficial owners participating under the Plan.

6.            Timing of Purchases. The Partnership expects to issue Units pursuant to the Plan, immediately following each Distribution payment date and SS&C will make every reasonable effort to reinvest all Distributions on the day the Distribution is paid (except where necessary to comply with applicable securities laws) by the Partnership. If, for any reason beyond the control of SS&C, reinvestment of the Distributions cannot be completed within 30 days after the applicable Distribution payment date, funds held by SS&C on behalf of a participant will be distributed to that participant.

7.            Account Statements. SS&C will maintain all unitholder accounts and furnish written confirmations of all transactions in the accounts, including information needed by unitholders for personal and tax records. SS&C will hold Units in the account of the unitholders in non-certificated form in the name of the participant. SS&C will confirm to each participant each acquisition made pursuant to the Plan as soon as practicable but not later than 10 business days after the date thereof. No less frequently than quarterly, SS&C will provide to each participant an account statement showing the Distribution, the number of Units purchased with the Distribution, and the year-to-date and cumulative Distributions paid.

8.            Expenses. There will be no direct expenses to participants for the administration of the Plan. There is no direct service charge to participants with regard to purchases under the Plan; however, the Partnership reserves the right to amend the Plan to include a service charge payable by the participants. All fees associated with the Plan will be paid by the Partnership.

9.            Taxation of Distributions. The reinvestment of Distributions does not relieve a Participant of any taxes which may be payable on such Distributions.

10.          Absence of Liability. Neither the Partnership nor SS&C shall have any responsibility or liability beyond the exercise of ordinary care for any action taken or omitted pursuant to the Plan, nor shall they have any duties, responsibilities or liabilities except such as expressly set forth herein. Neither the Partnership nor SS&C shall be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability: (a) arising out of the failure to terminate a Participant’s account prior to receipt of written notice of such participant’s death, or (b) with respect to prices at which Units are purchased or sold for the Participant’s account and the terms on which such purchases and sales are made. NOTWITHSTANDING THE FOREGOING, LIABILITY UNDER THE U.S. FEDERAL SECURITIES LAWS CANNOT BE WAIVED.

11.          Termination of Participation. A Participant that no longer wishes to have Distributions automatically reinvested may terminate participation in the Plan at any time by written instructions to that effect to Ares Operations LLC (the “Administrator”). Such written instructions must be received by the Administrator three (3) days prior to the record date of the Distribution or the Participant will receive such Distribution in Units through the Plan.

12.          Amendment, Supplement, Termination, and Suspension of Plan. This Plan may be amended, supplemented, or terminated by the General Partner at any time in its sole and absolute discretion. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to its effective date thereof, the Administrator receives written notice of termination of the participant’s account. Amendment may include an appointment by the Partnership or SS&C with the approval of the Partnership of a successor agent, in which event such successor shall have all of the rights and obligations of SS&C under this Plan. The General Partner may suspend the Plan at any time without notice to the Participants.

13.          Governing Law. This Plan and the authorization form signed by the participant (which is deemed a part of this Plan) and the participant’s account shall be governed by and construed in accordance with the laws of the State of New York.